AMENDMENT NO. 1
TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated November 4, 2022 among
Empowered Funds, LLC, Arin Risk Advisors, LLC, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
	Fee	Effective Date
Alpha Architect 1-3 Month Box ETF	10 basis points	November 4, 2022
Alpha Architect Tail Risk ETF	30 basis points	November 4, 2022
Alpha Architect 1-3 Year Box ETF	5 basis points	September 6, 2024
Alpha Architect Intermediate-Term Treasury Bond ETF	5 basis points	September 6, 2024
Alpha Architect Long-Term Treasury Bond ETF	5 basis points	September 6, 2024
Alpha Architect Aggregate Bond ETF	5 basis points	September 6, 2024
Alpha Architect Inflation-Protected Securities ETF	5 basis points	September 6, 2024
Alpha Architect Real Estate ETF	5 basis points	September 6, 2024
IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their respective duly authorized officers as of September 6, 2024.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Sean Hegarty	By:	/s/ Patrick Cleary
Name:	Sean Hegarty	Name:	Patrick Cleary
Title:	Chief Operating Officer	Title:	President and Chief Executive Officer

ARIN RISK ADVISORS, LLC

By:	/s/ Lawrence Lempert
Name:	Lawrence Lempert
Title:	Managing Member